Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-191460 of our report dated December 30, 2010 (April 29, 2011 as to Note R) relating to the combined financial statements of The Styron Business for the period from January 1, 2010 through June 16, 2010 (the predecessor period) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the retrospective change in the composition of reportable segments) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

Our audit of the combined financial statements referred to in our aforementioned report also included the financial statement schedule of The Styron Business, listed in the Index to Financial Statements. This financial statement schedule is the responsibility of Trinseo S.A.’s management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Midland, Michigan

December 6, 2013